SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): February 1, 2006
PARKER DRILLING COMPANY
(Exact name of registrant as specified in its charter)

Delaware	1-7573	73-0618660
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)
1401 Enclave Parkway, Suite 600
Houston, Texas 77077
(Address of principal executive offices, including zip code)
(281) 406-2000
(Registrant’s telephone number, including area code)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.
     On February 1, 2006, upon recommendation of the Compensation Committee, the Board of Directors approved the annual base salaries (effective as of such date) of the Registrant’s named executive officers. The recommendation of the Compensation Committee was based on its review and analysis of the Chief Executive Officer’s performance, receiving input from the Chief Executive Officer regarding the performance of the other named executive officers and a report from an independent compensation consultant that included a comparison of the compensation paid to executive officers of the Registrant’s peer group. The following table sets forth the annual base salary levels of the named executive officers that changed from 2005 to 2006:

NAME AND POSITION	YEAR	BASE SALARY
David C. Mannon
Senior Vice President	2006	$350,000
& Chief Financial Officer	2005	$330,000

Denis Graham	2006	$246,000
Vice President- Engineering	2005	$235,000

Ronald C. Potter	2006	$260,000
Vice President & General Counsel	2005	$218,000
     On February 1, 2006, upon recommendation of the Corporate Governance Committee, after consultation and receiving a survey of director compensation and a recommendation from an independent compensation consultant, the Board of Directors approved cash compensation and restricted stock grants for non-employee directors for 2006. The following table sets forth the changes in the non-employee director cash compensation and restricted stock grants from 2005 to 2006:

Annual Retainer	2006	$25,000
	2005	$20,000

Audit Committee Chair Fee	2006	$12,000
	2005	$-0-

Compensation and Corporate	2006	$6,000
Governance Chair Fee	2005	$-0-

Restricted Stock Grants	2006	8,500 shares*
	2005	10,000 shares

*	The restricted shares vest on the first anniversary date of the grant.

     The Registrant intends to provide additional information regarding the compensation awarded to the named executive officers in respect of the year ended December 31, 2005, in the Registrant’s 2006 definitive proxy statement for the 2006 annual meeting of stockholders, which is expected to be filed with the Securities and Exchange Commission in March 2006.
SIGNATURE
     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PARKER DRILLING COMPANY

Dated: February 7, 2006	By:	/s/ Ronald C. Potter

Ronald C. Potter
Vice President & General Counsel